Exhibit 10.1

PROGRESSIVE CARE INC.
STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the “Option Agreement”), effective as of September 13, 2022 (the “Grant Date”), is between Progressive Care Inc., a Delaware corporation (the “Company”), and Charles M. Fernandez (the “Optionee”), the Chairman of the Company’s Board of Directors.

WHEREAS, the Company desires to give the Optionee the opportunity to purchase up to five percent (5%) of the issued and outstanding shares of the Company’s common stock, par value $0.0001 per share (“Common Shares”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase up to five percent of the Company’s Common Shares. The Option is in all respects limited and conditioned as hereinafter provided.

2. Exercise Price. The exercise price of the Common Shares covered by this Option shall be $0.022 per share, subject to adjustment hereunder (the “Exercise Price”).

3. Term. Unless earlier terminated pursuant to any provision of this Option Agreement, this Option shall expire ten (10) years from the Grant Date (the “Expiration Date”). This Option shall not be exercisable on or after the Expiration Date.

4. Vesting and Exercise of Option. The Option shall vest as follows:

Incremental Number of Common Shares Vesting Under Option	Vesting Date
12,576,222 Common Shares[1]	Fully vested upon Grant Date
6,288,111 Common Shares[2]	The first Trading Day following the date on which the Company’s market capitalization is $50 million or more for five consecutive Trading Days.
6,288,111 Common Shares[2]	The first Trading Day following the date on which the Company’s market capitalization is $100 million or more for five consecutive Trading Days.
6,288,111 Common Shares[2]	The first Trading Day following the date on which the Company’s market capitalization is $200 million or more for five consecutive Trading Days.

1 Amount to be equal to 2% of the fully diluted Common Shares outstanding as of the Grant Date.

2 Amount to be equal to 1% of the fully diluted Common Shares outstanding as of the Grant Date.

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The Option shall remain exercisable until it is exercised or until it terminates and shall not be forfeited or cancelled. All Options shall vest immediately upon a Change in Control.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, OTCQB or OTCQX as applicable; if the Common Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices).

5. Method of Exercising Option.

(a) Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Company at its principal office. The form of such notice is attached hereto and shall state the election to exercise the Option and the number of whole shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; and shall be accompanied by payment of the full exercise price of such shares. Only full shares will be issued.

(b) The exercise price shall be paid to the Company

(i) in Common Shares newly acquired by the Optionee upon cashless exercise of the Option: or

(ii) at the sole option of the Optionee:

(1) in cash, or by certified check, bank draft, or postal or express money order;

(2) through the delivery of Common Shares previously acquired by the Optionee; or

(3) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option;

(4) in any combination of (i), (ii)(1), (ii)(2) or (ii)(3) above.

In the event the exercise price is paid, in whole or in part, with Common Shares, the Company shall issue to the Optionee such number of fully paid and non-assessable Common Shares as are computed using the following formula: X = Y(A-B)/A where: X = the number of Shares to be issued to the Optionee; Y = the number of Shares with respect to which the Option is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate exercise price); A = the Fair Market Value of one Share; and B = the exercise price, in this case $0.022 per share.

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Upon receipt of notice of exercise and payment, the Company shall deliver a book entry confirmation representing the Common Shares with respect to which the Option is so exercised. The Optionee shall obtain the rights of a shareholder upon receipt of such confirmation.

Common Shares purchased upon exercise of the Option shall be registered in the name of the person so exercising the Option (or, if the Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Option, shall be registered in the name of the Optionee and the Optionee’s spouse, jointly, with right of survivorship), and shall be delivered as provided above to, or upon the written order of, the person exercising the Option. In the event the Option is exercised by any person after the death or disability of the Optionee, the notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Common Shares that are purchased upon exercise of the Option as provided herein shall be fully paid and non-assessable.

Upon exercise of the Option, Optionee shall be responsible for all employment and income taxes then or thereafter due (whether Federal, State or local).

6. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Option Agreement is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on Common Shares or any other equity or equity equivalent securities payable in Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon exercise of this Option Agreement), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issues by reclassification of the Common Shares any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Option shall be proportionately adjusted such that the aggregate Exercise Price of this Option shall remain unchanged. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

(b) Subsequent Equity Sales. If the Company or any subsidiary thereof, as applicable, at any time while this Option is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Shares or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Shares or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced to equal the Base Share Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 6(b) in respect of an Exempt Issuance. The Company shall notify the Optionee, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Shares or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Common Shares based upon the Base Share Price regardless of whether the Optionee accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised.

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(c) Subsequent Rights Offerings. If the Company, at any time while this Option Agreement is outstanding, shall issue rights, options or warrants to all holders of Common Shares (and not to the Optionee) entitling them to subscribe for or purchase Common Shares at a price per share less than the closing price on the record date mentioned below, then the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of Common Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Common Shares offered for subscription or purchase, and of which the numerator shall be the number of Common Shares outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such closing price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(d) Pro Rata Distributions. If the Company, at any time while this Option Agreement is outstanding, shall distribute to all holders of Common Shares (and not to the Optionee) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Shares), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the closing price determined as of the record date mentioned above, and of which the numerator shall be such closing price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding Common Share, as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Optionee of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one Common Share. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

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(e) Fundamental Transaction. If, at any time while this Option Agreement is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (or any subsidiary of the Company), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 30% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Option Agreement, the Optionee shall receive, for each Common Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which this Option is exercisable immediately prior to such Fundamental Transaction, as adjusted in accordance with provisions of this Option Agreement. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Optionee shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Option Agreement following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Option Agreement and the other Transaction Documents in accordance with the provisions of this Section 6(d) pursuant to written agreements in form and substance reasonably satisfactory to the Optionee and approved by the Optionee (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Optionee, deliver to the Optionee in exchange for this Option Agreement a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Option Agreement which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon exercise of this Option Agreement (without regard to any limitations on the exercise of this Option Agreement) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Option Agreement immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Optionee. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Option Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Option Agreement with the same effect as if such Successor Entity had been named as the Company herein. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(f) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding treasury shares, if any) issued and outstanding.

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(g) Notice to Optionee.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 6, the Company shall promptly deliver to the Optionee by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Common Shares issuable upon exercise of this Option and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Optionee. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Company shall authorize the granting to all holders of the Common Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Optionee at its last facsimile number or email address as it shall appear upon the Option Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their shares of the Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Option Agreement constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Optionee shall remain entitled to exercise this Option Agreement during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(h) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Option Agreement, subject to the prior written consent of the Optionee, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

7. Non-Transferability of Option. This Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of his or her disability, by his or her guardian or legal representative.

8. Disability. If the Optionee becomes disabled prior to the Expiration Date, then this Option may be exercised by the Optionee or by the Optionee’s legal representative.

9. Death. If the Optionee dies prior to the Expiration Date, then this Option may be exercised by the Optionee’s estate, personal representative or beneficiary who acquired the right to exercise this Option by bequest or inheritance or by reason of the Optionee’s death, to the extent of the number of Common Shares with respect to which the Optionee could have exercised it on the date of his or her death, at any time prior to the earlier of (i) the Expiration Date or (ii) one year after the date of the Optionee’s death. Any part of the Option that was not exercisable immediately before the Optionee’s death shall terminate at that time.

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10. Securities Matters.

(a) If, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Common Shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of Common Shares hereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. The Company shall be under no obligation to apply for or to obtain such listing, registration or qualification, or to satisfy such condition. The Board shall inform the Optionee in writing of any decision to defer or prohibit the exercise of an Option. During the period that the effectiveness of the exercise of an Option has been deferred or prohibited, the Optionee may, by written notice, withdraw the Optionee’s decision to exercise and obtain a refund of any amount paid with respect thereto.

(b) The Company may require: (i) the Optionee (or any other Person exercising the Option in the case of the Optionee’s death or disability) as a condition of exercising the Option, to give written assurances, in substance and form satisfactory to the Company, to the effect that such Person is acquiring the Common Shares subject to the Option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to make such other representations or covenants; and (ii) that any certificates for Common Shares delivered in connection with the exercise of the Option bear such legends, in each case as the Company deems necessary or appropriate, in order to comply with federal and applicable state securities laws, to comply with covenants or representations made by the Company in connection with any public offering of its Common Shares or otherwise. The Optionee specifically understands and agrees that the Common Shares, if and when issued upon exercise of the Option, may be “restricted securities,” as that term is defined in Rule 144 under the Securities Act of 1933 and, accordingly, the Optionee may be required to hold the shares indefinitely unless they are registered under such Securities Act of 1933, as amended, or an exemption from such registration is available.

(c) The Optionee shall have no rights as a shareholder with respect to any Common Shares covered by the Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to the Optionee for such Common Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

11. Authorized Shares. The Company covenants that at all times following the Company’s reverse stock split of its Common Shares pursuant to the terms set forth in that certain Securities Purchase Agreement dated as of August 30, 2022, it will reserve from its authorized and unissued Common Shares a sufficient number of shares to provide for the issuance of Common Shares upon the exercise of any purchase rights under this Option Agreement. The Company further covenants that its issuance of this Option Agreement shall constitute full authority to its officers who are charged with the duty of issuing the necessary Common Shares upon the exercise of the purchase rights under this Option Agreement. The Company will take all such reasonable action as may be necessary to assure that such Common Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Shares may be listed. The Company covenants that all Common Shares which may be issued upon the exercise of the purchase rights represented by this Option Agreement will, upon exercise of the purchase rights represented by this Option Agreement and payment for such Common Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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Except and to the extent as waived or consented to by the Optionee, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Optionee as set forth in this Option Agreement against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Common Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Option Agreement, and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Option Agreement.

Before taking any action which would result in an adjustment in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

12. Governing Law. The laws of the State of Delaware (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Optionee and the Options granted herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his hand and seal, all as of the 13th day of September 2022.

PROGRESSIVE CARE INC.

By:
Name:	Alan Jay Weisberg
Title:	Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED

Charles M. Fernandez

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PROGRESSIVE CARE INC.
Notice of Exercise of Stock Option

I hereby exercise the stock option granted to me pursuant to the Stock Option Agreement effective as of September [__], 2022, by Progressive Care Inc. (the “Company”), with respect to the following number of shares of the Company’s common stock (“Shares”), par value $0.0001 per Share, covered by said option:

Number of Shares to be purchased:______________

Number of Options to be exercised:______________

Number Options used for cashless exercise: ______________

Purchase price per Share: $0.022

Total purchase price: Cashless Exercise, (see D, below).

A.	Enclosed is cash or my certified check, bank draft, or postal or express money order in the amount of $_______ in full/partial [circle one] payment for such Shares;

and/or

B.	Enclosed is/are Share(s) with a total Fair Market Value of $_______ in full/partial [circle one] payment for such Shares;

and/or

C.	I have provided notice to [insert name of broker], a broker, who will render full/partial [circle one] payment for such Shares. [Optionee should attach to the notice of exercise provided to such broker a copy of this Notice of Exercise and irrevocable instructions to pay to the Company the full exercise price.]

and/or

D.	I elect to satisfy the payment for Shares purchased hereunder by having the Company withhold ____________ newly acquired Shares pursuant to the exercise of the Option and/or [circle one] I elect to satisfy related federal and/or [circle one] state tax obligations by having the Company withhold ____________ newly acquired Shares pursuant to the exercise of the Option.

Please have the certificate or certificates representing the purchased Shares registered in the following name or names*:

and sent to:_____________________

DATED:

__________________

Optionee’s Signature

*Certificates may be registered in the name of the Optionee alone or in the joint names (with right of survivorship) of the Optionee and his or her spouse.

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